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Chris Donaghey            Heather Williams
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KEYW Reports Second Quarter 2016 Financial Results

•	Revenue from continuing operations of $73.3 million, up 1.3% after excluding SETA revenue from same period last year

•	GAAP EPS from continuing operations of ($0.01); normalization of tax provision would add $0.05 to GAAP EPS

•	Adjusted EBITDA from continuing operations of $9.4 million, or 12.8% of revenue

•	Second quarter funding actions of $59 million, year-to-date funding actions of $176 million

•	Pipeline of business opportunities at $11 billion; expect to submit approximately $1 billion in proposals in 2016

•	Company updates fiscal year 2016 revenue guidance

HANOVER, Md., August 9, 2016 (GLOBE NEWSWIRE)-The KEYW Holding Corporation (Nasdaq: KEYW), a leading total solutions provider for the Intelligence Community’s toughest challenges, today announced second quarter 2016 financial results.

“The second quarter marked another step forward in KEYW’s strategic turnaround,” said Bill Weber, president and chief executive officer. “Our financial results were solid-with revenue and adjusted EBITDA from continuing operations coming in at, or above plan. In addition, we made tangible progress on the strategic initiatives presented at our Investor Day in April, including the completion of the Hexis sale and laying the foundation for growth. Specifically, we won prime solutions awards from new and existing customers, developed a new business pipeline that is consistent with the industry standard and strengthened our leadership team.”
Second Quarter 2016 Results from Continuing Operations

Revenue grew by 1.3% to $73.3 million in the second quarter of 2016, which excludes $3.5 million of SETA revenue from the same period last year. The increase in year-over-year second quarter 2016 revenue (excluding second quarter 2015 SETA revenue) was largely the result of increased product sales, including KEYW’s Remote Sensing Division, and the ongoing build-out of the company’s government cyber training initiatives. Including 2015 SETA revenue, revenue decreased 3.3% on a quarter-over-quarter basis.

Gross margin for the second quarter of 2016 was 32.6% compared with 31.0% sequentially and 32.0% for the same period in 2015. Gross margin improved sequentially and year-over-year primarily as the result of increased higher-margin product sales and cyber training revenue. Operating income for the second quarter of 2016 was $5.1 million, or 6.9% of revenue, compared with $6.3 million, or 8.3% of revenue, for the second quarter of 2015. The year-over-year decrease in operating income and margin resulted from higher facilities costs, business development investments and professional services fees. KEYW reported GAAP net loss from continuing operations of $0.4 million, or a $0.01 loss per diluted share, for the second quarter of 2016, largely as a result of GAAP tax rate in the second quarter of an implied 117%, which resulted from non-cash tax amortization of goodwill. If a normalized tax rate of 39.5% were applied, GAAP net income would have increased by $2.0 million, or $0.05 per diluted share. GAAP net loss (including loss on discontinued operations related to the company’s former Commercial Cyber Solutions segment) was $9.6 million, or a $0.24 loss per diluted share, for the second quarter.

Adjusted EBITDA was $9.4 million, or 12.8% of revenue, for the second quarter of 2016 versus $11.7 million, or 15.4% of revenue, in the prior-year period. Second quarter 2016 adjusted EBITDA showed a year-over-year decline primarily as a result of the factors affecting operating income mentioned above. Six-month cash flow from operations at June 30, 2016 was a solid $12.1 million, $11.0 million of which came in the second quarter, primarily as a result of significant receivables collections.

In the second quarter 2016, KEYW received $59 million in funding actions and ended the quarter with 1,047 employees, down compared to the first quarter of 2016 count, primarily due to the sale of the Hexis Cyber Solutions product lines.

Completed Sale of Hexis Cyber Solutions Product Lines

During the second quarter, KEYW concluded the sale of its HawkEye AP and HawkEye G product line businesses in two separate transactions with a total value of approximately $20 million in cash and purchaser stock. HawkEye AP was sold to Ignite Analytics, Inc. on May 2, 2016, and HawkEye G was sold to WatchGuard Technologies, Inc. on June 7, 2016. Beginning in the first quarter of 2016, the results of operations of Hexis Cyber Solutions are classified as discontinued operations for all periods presented.

Laying the Foundation for Growth

The company won prime positions on key Indefinite Delivery/Indefinite Quantity contracts with U.S. Cyber Command and the Naval Research Laboratory, holding a combined ceiling value of $705 million over 5 years. Both contracts provide strong vehicles for driving new business while expanding the company’s footprint further into the Intelligence and Cyber communities. In addition to capturing new business, the company now has a pipeline of business opportunities totaling $11 billion and expects to submit approximately $1 billion in proposals during 2016. The company also strengthened its leadership, naming Mike Alber, as chief financial officer, appointing Chris Inglis to its Board of Directors and making key hires for boosting recruiting, employee engagement, and business development initiatives identified in the strategic growth plan.

Financial Outlook

For the full year 2016, KEYW expects revenue from continuing operations to be in the range of $290 million to $300 million, which includes approximately $2.5 million of revenue in the first quarter from KEYW’s divested SETA business. Full-year adjusted EBITDA margin expectations continue to be in the range of 10% to 13%. The company narrowed its expected 2016 revenue range by increasing the lower end and decreasing the higher end of guidance by $5 million, keeping the midpoint at $295 million.

“KEYW is on track with its strategic plan to expand our presence as a pure-play, end-to-end products and solutions provider to the Intelligence and Cyber Communities and supporting agencies,” Weber stated. “The company is achieving near-term incremental organic revenue growth while making targeted investments in business development and other growth initiatives. The company expects to report continuing progress in the second half of 2016, particularly in the areas of new product sales and pursuit of one or more large solutions contracts. KEYW has also taken steps to better align employee interests with investors’ through a stock option exchange in the second quarter. We believe 2016 will be a transformative year for KEYW, and we’ve put many of the pieces in place that will begin to show results in 2017 and beyond.”

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$73,346	$75,869	$146,988	$144,717
Costs of Revenues, excluding amortization	48,501	51,615	100,264	100,222
Gross Profit	24,845	24,254	46,724	44,495
Operating Expenses
Operating expenses	17,345	16,126	33,784	31,747
Intangible amortization expense	1,467	1,816	2,935	3,607
Total	18,812	17,942	36,719	35,354
Operating Income	5,067	6,312	10,005	9,141
Non-Operating Expense, net	2,531	2,550	4,164	5,093
Earnings before Income Taxes from Continuing Operations	2,536	3,762	5,841	4,048
Income Tax Expense, net on Continuing Operations	2,972	24,768	4,367	24,924
Net (Loss) Income from Continuing Operations	(436)	(21,006)	1,474	(20,876)
Loss before Income Taxes from Discontinued Operations	(9,136)	(10,214)	(26,945)	(19,848)
Income Tax Expense (Benefit), net on Discontinued Operations	—	456	(490)	(3,201)
Loss on Discontinued Operations	(9,136)	(10,670)	(26,455)	(16,647)
Net Loss	$(9,572)	$(31,676)	$(24,981)	$(37,523)

Weighted Average Common Shares Outstanding
Basic	40,358,981	38,243,184	40,086,725	37,935,621
Diluted	40,358,981	38,243,184	40,741,286	37,935,621

Basic net (loss) earnings per share:
Continuing operations	$(0.01)	$(0.55)	$0.04	$(0.55)
Discontinued operations	(0.23)	(0.28)	(0.66)	(0.44)
Basic net loss per share	$(0.24)	$(0.83)	$(0.62)	$(0.99)

Diluted net (loss) earnings per share:
Continuing operations	$(0.01)	$(0.55)	$0.04	$(0.55)
Discontinued operations	(0.23)	(0.28)	(0.65)	(0.44)
Diluted net loss per share	$(0.24)	$(0.83)	$(0.61)	$(0.99)

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except share and par value per share amounts)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,930	$21,227
Receivables	39,678	53,111
Inventories, net	16,017	15,616
Prepaid expenses	2,003	1,538
Income tax receivable	354	302
Assets of discontinued operations	3,170	7,765
Total current assets	109,152	99,559

Property and equipment, net	28,227	28,750
Goodwill	289,990	297,223
Other intangibles, net	8,023	10,957
Other assets	1,529	1,508
Non-current assets of discontinued operations	—	15,408
TOTAL ASSETS	$436,921	$453,405
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,796	$10,299
Accrued expenses	10,001	9,345
Accrued salaries and wages	9,567	8,916
Deferred income taxes	964	964
Liabilities of discontinued operations	6,597	7,084
Total current liabilities	33,925	36,608
Long-term liabilities:
Convertible senior notes, net of discount	129,308	126,188
Non-current deferred tax liability	30,760	26,890
Other non-current liabilities	11,694	11,894
TOTAL LIABILITIES	205,687	201,580
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	—	—
Common stock, $0.001 par value; 100 million shares authorized, 40,787,838 and 39,940,667 shares issued and outstanding	41	40
Additional paid-in capital	331,434	327,045
Accumulated deficit	(100,241)	(75,260)
Total stockholders’ equity	231,234	251,825
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$436,921	$453,405

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six months ended June 30,
	2016	2015
	(Unaudited)	(Unaudited)
Net loss	$(24,981)	$(37,523)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock compensation	1,147	3,299
Depreciation and amortization expense	7,437	10,080
Impairment of Commercial Cyber Solutions goodwill	6,980	—
Amortization of discount on convertible debt	3,120	2,548
(Gain) loss on disposal of assets	(3,447)	1,148
Loss on sale of assets held for sale	3,568	—
Write-off of deferred financing costs	340	—
Deferred taxes	3,870	21,501
Changes in operating assets and liabilities:
Receivables	18,294	1,600
Inventories, net	(1,502)	(3,930)
Prepaid expenses	(1,421)	323
Accounts payable	(4,811)	672
Accrued expenses	3,264	3,838
Other	263	959
Net cash provided by operating activities	12,121	4,515
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(20,766)
Purchases of property and equipment	(3,758)	(4,921)
Proceeds from SETA sale	16,226	—
Net cash provided (used in) by investing activities	12,468	(25,687)
Cash flows from financing activities:
Proceeds from option and warrant exercises, net	2,114	125
Net cash provided by financing activities	2,114	125
Net increase in cash and cash equivalents	26,703	(21,047)
Cash and cash equivalents at beginning of period	21,227	39,601
Cash and cash equivalents at end of period	$47,930	$18,554
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,959	$1,920
Cash paid for taxes	$83	$98
Adjusted EBITDA

Adjusted EBITDA, as defined by KEYW, is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America, or US GAAP. The adjusted EBITDA reconciliation tables below provide a reconciliation of this non-US GAAP financial measure to net income (loss), the most directly comparable financial measure calculated and presented in accordance with US GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with US GAAP. KEYW’s adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate. In addition, our board of directors and management use adjusted EBITDA:

•as a measure of operating performance;
•to determine a significant portion of management's incentive compensation;
•for planning purposes, including the preparation of our annual operating budget; and
•to evaluate the effectiveness of our business strategies.

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION TABLE
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income from continuing operations	$(436)	$(21,006)	$1,474	$(20,876)
Depreciation	1,931	1,388	3,486	2,718
Intangible Amortization	1,467	1,816	2,935	3,607
Restructuring, Acquisition and Other Nonrecurring Costs	411	50	1,842	1,239
Gain on SETA Divestiture Net of Transaction Costs	(226)	—	(2,966)	—
Stock Compensation Amortization	669	2,110	1,147	3,300
Interest Expense	2,614	2,566	5,579	5,109
Tax Expense	2,972	24,768	4,367	24,924
Adjusted EBITDA	$9,402	$11,692	$17,864	$20,021

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Earnings Conference Call and Webcast
KEYW senior management will host a conference call and webcast today at 5:00 p.m. EDT to review the company's second quarter 2016 financial results, followed by a question-and-answer session.

Individual investors and KEYW employees can connect to the Webcast via the Investor website beginning at 5 p.m. EDT today. We encourage institutional investors and analysts to listen to the session by calling 1-877-853-5645. The International Dial-In access number is1-408-940-3868. The conference ID for the event is 49072734.

An archive of the Webcast will be available on our webpage following the call. In addition, a podcast of our conference call will be available for download from our Investor website at approximately the same time as the webcast replay.

About KEYW

KEYW is a total solutions provider for the Intelligence Community’s toughest challenges. We support the collection, processing, analysis and dissemination of information across the full life cycle of the Intelligence Community’s mission. We employ and challenge the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence and combating global terrorism. For more information, contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; our full year 2016 revenue and adjusted EBITDA estimates under the heading “Financial Outlook” in this press release; implementation of our strategic plan and initiatives; statements regarding expected progress, product sales and solutions contracts in the second half of 2016; statements regarding our pipeline of new business opportunities and 2016 proposal expectations; and other statements containing the words “estimates,” “believes,” “anticipates,”

“plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 15, 2016 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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